UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 8, 2023
Date of Report (Date of earliest event reported)
ADVANCED MICRO DEVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2485 Augustine Drive
Santa Clara, California 95054
(Address of principal executive offices) (Zip Code)
(408) 749-4000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AMD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Devinder Kumar as Chief Financial Officer

On January 8, 2023, Mr. Devinder Kumar, announced his retirement as Chief Financial Officer and Treasurer of Advanced Micro Devices, Inc. (the “Company”). Effective as of January 23, 2023, Mr. Kumar will continue his employment as an Executive Vice President with the Company to assist with transition matters through April 14, 2023, when his employment with the Company will end. Mr. Kumar will continue to receive the salary and benefits he currently receives during this period. The Company is currently preparing a transition agreement to ensure a smooth transition and recognize Mr. Kumar’s long service to the Company. Mr. Kumar’s resignation is not the result of any dispute or disagreement with the Company, including with respect to any matters relating to the Company’s accounting practices or financial reporting.

Appointment of Jean Hu as Chief Financial Officer

On January 11, 2023, the Company announced that Ms. Jean Hu was appointed as Chief Financial Officer of the Company effective January 23, 2023.

Ms. Hu, 59, joins the Company from Marvell Technology, Inc., where she served as Chief Financial Officer since August 2016. From April 2011 to August 2016, Ms. Hu served as Senior Vice President and Chief Financial Officer of QLogic Corporation, where she also served as acting CEO from May 2013 to February 2014 and from August 2015 to August 2016. Previously, Ms. Hu held several senior positions at Conexant Systems, Inc., including Chief Financial Officer, Treasurer and Senior Vice President of Business Development from 2004 to 2011. Prior to 2004, Ms. Hu held various positions in financial planning, strategy and corporate development at Conexant and its predecessor company, Rockwell International Corporation. Ms. Hu earned a Ph.D. in Economics from Claremont Graduate University and a Bachelor of Science in Chemical Engineering from Beijing University of Chemical Engineering. She serves as a member of the board of directors and chair of the audit committee for Fortinet, Inc.

Pursuant to an offer letter dated January 8, 2023 between Ms. Hu and the Company (the “Offer Letter”), Ms. Hu’s base salary will be $725,000, and she will be eligible for an annual performance bonus target amount of 125% of her base salary under the Company’s Executive Incentive Plan. Ms. Hu will also receive a sign-on award of performance-based restricted stock units with a target value of $5,000,000, and the Company will recommend to the Company’s Compensation and Leadership Resources Committee of the Board of Directors that Ms. Hu receive an annual equity award for the 2023 fiscal year with a target value of $7,500,000. In addition, the Offer Letter provides Ms. Hu with certain new hire “make whole” compensation designed primarily to make her whole for compensation opportunities that she forfeited upon her departure from her prior employer. This “make whole” compensation is comprised of (a) time-based restricted stock units with a target value of $12,000,000, and (b) a sign-on cash bonus of $2,000,000, payable within 30 days of Ms. Hu’s start date pursuant to the terms of a sign-on bonus agreement dated January 8, 2023 (the “Sign-On Bonus Agreement”). The sign-on cash bonus is subject to repayment on a prorated basis if Ms. Hu’s service terminates within two years. Ms. Hu’s sign-on and make-whole equity awards will be subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan.

There is no arrangement or understanding between Ms. Hu and any other person pursuant to which Ms. Hu was selected as an officer, nor does she have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Hu has no family relationships with any of the Company’s directors or executive officers.

Copies of the Offer Letter and Sign-On Bonus Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2 and incorporated herein by reference. The foregoing descriptions of the Offer Letter and Sign-On Bonus Agreement are qualified in their entirety by reference to the full text of the agreements.

Item 7.01 Regulation FD Disclosure.

On January 11, 2023, the Company issued a press release announcing the appointment of Jean Hu and the retirement of Devinder Kumar. A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter between Advanced Micro Devices, Inc. and Jean Hu
10.2	Sign-On Bonus Agreement between Advanced Micro Devices, Inc. and Jean Hu
99.1	Press Release dated January 11, 2023
104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2023	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Harry Wolin
	Name:	Harry A. Wolin
	Title:	Senior Vice President, General Counsel and Corporate Secretary